Exhibit 99.1

Press Release                                                  Source: RADVISION

RADVISION Reports Record Fourth Quarter and Full Year 2004 Results

Wednesday February 2, 8:36 am ET

Fourth Quarter Profits Exceed Forecast

2004 Revenues Grow 25% over 2003, Earnings Increase Strongly

FAIR LAWN, N.J.--(BUSINESS WIRE)--Feb. 2, 2005--RADVISION (Nasdaq: RVSN - News) today announced that revenues for the fourth quarter of 2004 were $17.6 million, an increase of 13% from the fourth quarter of 2003. Net income rose 14% to $2.8 million and diluted EPS was up 18% to $0.13 per diluted share compared with net income of $2.4 million or $0.11 per diluted share in the fourth quarter of 2003.

Operating profit for the fourth quarter increased 16% to $2.2 million compared with $1.9 million in the fourth quarter of 2003.

The record fourth quarter 2004 revenues consisted of $5.6 million in Technology Business Unit (TBU) sales and $12.0 million in Networking Business Unit (NBU). While NBU revenues were level with the fourth quarter of 2003, TBU revenues increased 55%.

For the year ended December 31, 2004, revenues increased 25% to $64.2 million from $51.3 million in 2003. Operating income for full year 2004 was $5.2 million, and included a one-time operating gain of $1.1 million in the first quarter related to the reversal of an accrual in a former period because of the settlement of a claim early in 2004. Net income for 2004 was $7.0 million or $0.33 per diluted share, including the one-time operating item that added the equivalent of $0.05 per diluted share. That compares with net income of $3.5 million or $0.18 per diluted share in 2003.

The Company ended 2004 with approximately $110 million in cash and liquid investments, an increase of $5 million over the prior quarter, and equivalent to $5.45 per basic share. The increase reflects operating cash flow of $2.2 million and an additional $3.4 million from the exercise of options, offset by $600,000 in capital expenditures.

The fourth quarter 2004 revenues, which were in line with the Company's forecast, reflect 12% higher than expected TBU revenues and 4% lower than expected NBU revenues. The TBU continued to benefit from continued growth in the IP communications equipment market as well as very strong U.S. sales. Despite a substantial increase in NBU sales of room conferencing systems through the Cisco channel in the 2004 fourth quarter, non-Cisco sales in the Americas were lower than expected, which was the main contributor to the shortfall from the NBU forecast. The better than expected gross profit margin of 82% in the 2004 fourth quarter resulted from the higher than expected TBU revenues and product mix at the NBU.

Gadi Tamari, Chief Executive Officer of RADVISION, commented: "The noteworthy growth of our TBU throughout 2004 was driven by increased license sales and royalties from our SIP, SIP Server, IP Phone and 3G toolkits, supported by the continued strong contribution from our H.323 toolkits to maintenance and royalties. We also more than doubled our Professional Services sales over last year as we worked with customers to develop customized products and solutions. We had several important deals with chipset manufacturers in 2004 and added another in the very strong fourth quarter at the TBU."




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Mr. Tamari added: "In our NBU, fourth quarter revenues in EMEA recovered well from the third quarter mainly due to strong enterprise sales, which included continuing revenues from a large IMfirst deployment as well as continued strong 3G sales."

"In our Asia Pacific NBU, we added an IMfirst trial in the fourth quarter as well as a number of 3G projects. China was our largest Asian market in the fourth quarter as it has been all year, although fourth quarter sales were below the record set in third quarter. However, we continued to win influential projects in China. We also achieved solid sales increases in most of our other markets in Asia Pacific in the fourth quarter compared with the third.

"Total fourth quarter revenues in our NBU in the Americas increased strongly over the previous quarter, due to the strength of room conferencing sales to enterprises through Cisco. Two IMfirst pilots were also added in the U.S. in the fourth quarter. With our expanded sales team under our new Americas General Manager, we expect our Americas revenue to continue to grow in 2005."

Mr. Tamari concluded: "2004 was a year of strong execution by RADVISION in our core markets - developer platforms for IP communications, which we serve through our TBU, and room-based conferencing, which our NBU addresses. We also firmly focused on the emerging new markets of enterprise desktop conferencing and 3G video services and saw them move from vision to reality in 2004. We expect those markets to continue to gain momentum in 2005."

Guidance

The following statements are forward-looking, and actual results may differ materially.

The Company expects first quarter 2005 revenues to be approximately $16.0 million and net income to approximate $800,000 or $0.04 per diluted share. This compares to first quarter 2004 revenues of $14.3 million and net income of $1.8 million or $0.08 per diluted share, which included a one-time operating gain of $1.1 million equivalent to $0.05 per diluted share. The Company noted that as a result of seasonal influences, it has historically recorded lower sales in the first quarter as compared with the fourth quarter. (Full details are available on the Company's web site at www.radvision.com.)

The Company, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, noted that it will report on the effectiveness of its internal controls as of year end 2004. The Company is in the process of evaluating its applicable controls.

Fourth Quarter 2004 Earnings Conference Call/Webcast

RADVISION will hold a conference call to discuss its fourth quarter 2004 results and first quarter 2005 outlook, today, Wednesday, February 2, 2005 at 9:00 a.m. (Eastern). To access the conference call, please dial 1-888-730-9134 (International dialers can call +1-210-234-8000) by 8:45 a.m. The passcode "RADVISION" will be required to access the live conference call. A live webcast of the conference call will also be available in the investor relations section of the company's website at www.radvision.com.

A PowerPoint presentation highlighting key financial metrics as well as the first quarter 2005 estimate will be available in the Investor Relations section of the company's website, www.radvision.com. The presentation will be available beginning at 8:00 a.m. (Eastern) on February 2nd and will be archived on the website until the end of the first quarter. A replay of the call will be available beginning approximately one hour after the conclusion of the call through 11:00 p.m. (Eastern) on February 9th. To access the replay, please dial 1-888-282-0029 (International dialers can call +1-402-998-0514).




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About RADVISION

RADVISION Ltd. (Nasdaq: RVSN - News) is the industry's leading provider of high quality, scalable and easy-to-use products and technologies for videoconferencing, video telephony, and the development of converged voice, video and data over IP and 3G networks. RADVISION has two distinct business units. RADVISION's Networking Business Unit (NBU) offers one of the broadest and most complete sets of videoconferencing network solutions for IP- and ISDN-based networks, supporting all end points in the industry. The company also provides businesses and service providers with integrated solutions that deliver converged IP-based video telephony applications to employee computer desktops and residential broadband homes worldwide. The Company's Technology Business Unit (TBU) provides protocol development tools and platforms, enabling equipment vendors and service providers to develop and deploy new converged networks, services, and technologies. For more information please visit our website at www.radvision.com.

This press release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the industry, changes in demand for products, the timing and amount or cancellation of orders and other risks detailed from time to time in RADVISION's filings with the Securities Exchange Commission, including RADVISION's Form 10-K Annual Report. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.




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                           RADVISION LTD.
                  Consolidated Statements of Income
     (U.S. Dollars in thousands, except share and per share data)

                         Three Months Ended      Twelve Months Ended
                            December 31,            December 31,
                          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------
                                                            (Audited)

Revenues                  $17,562     $15,566     $64,236     $51,304
Cost of Revenues            3,187       3,461      13,108      11,351
                       ----------- ----------- ----------- -----------
Gross Profit               14,375      12,105      51,128      39,953

Operating expenses:
Research and
 Development                4,539       3,720      17,154      14,573
Marketing and Selling       6,351       5,361      24,620      19,969
General and
 Administration             1,237       1,096       4,900       4,040
Restructuring income                                1,061
Amortization of
 intangible asset                                     330
                       ----------- ----------- ----------- -----------
Operating Income            2,248       1,928       5,185       1,371

Financial Income, Net         516         504       1,860       2,130
                       ----------- ----------- ----------- -----------
Net Income                  2,764       2,432       7,045       3,501
                       =========== =========== =========== ===========
Basic Earnings per
 Share                      $0.14       $0.13       $0.36       $0.19

Weighted Average Number
 of Shares Outstanding
 During the Period -
 Basic                 20,239,435  19,093,547  19,822,061  18,660,444

Diluted Earnings per
 Share                      $0.13       $0.11       $0.33       $0.18

Weighted Average Number
 of Shares Outstanding
 During the Period -
 Diluted               21,521,337  21,296,980  21,399,324  19,963,260




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                            RADVISION LTD.
                      Consolidated Balance Sheet
                     (U.S. Dollars in thousands)
                            December 31, December 31,
                                    2004 2003
                                                           (Audited)
Assets
Cash and cash equivalents (*)                    $20,206      $16,433
Short-term bank deposits (*)                      51,411       34,977
Trade Receivables, Net                            10,063        8,685
Other Receivables                                  3,900        2,704
Inventories                                        1,220          969
                                             ------------ ------------
Total Current Assets                              86,800       63,768

Severance Pay Fund                                 2,733        2,171
Long-term securities and bank deposits (*)        38,749       48,501
                                             ------------ ------------
Total long-term assets                            41,482       50,672
Property and Equipment
Cost                                              14,584       12,479
Less Accumulated Depreciation                     11,937        9,907
                                             ------------ ------------
                                   2,647 2,572

Other Assets, net                                    953            -

Total Assets                                     131,882     $117,012
                                             ============ ============
Liabilities and Equity
Trade Payable                                      1,939       $1,270
Other Payables & Accrued Expenses                 19,466       19,148
                                             ------------ ------------
Current Liabilities                               21,405       20,418

Accrued Severance Pay                              3,701        3,353
                                             ------------ ------------

Total Liabilities                                 25,106       23,771

Shareholders' Equity
Share Capital                                        196          187
Additional Paid in Capital                       107,267      104,663
Treasury Stock                                         -       (5,075)
Accumulated Deficit                                 (687)      (6,534)
                                             ------------ ------------
Total Shareholders' Equity                       106,776       93,241

Total Liabilities and Shareholders' Equity       131,882     $117,012
                                             ============ ============

(*)Total Cash and Liquid Investments             110,366       99,911
                                             ============ ============
-------------------
Contact:
     RADVISION Tsipi Kagan, 201-689-6340
     cfo@radvision.com
     or
     Peter Benedict,201-689-6311
     pr@radvision.com
     or
     Investor Relations:
     Comm-Partners LLC June Filingeri, 203-972-0186 junefil@optonline.net